EXHIBIT 5.1
                                December 30, 1999

Capital Media Group Limited
2 rue du Nouveau Bercy
94220, Charenton, France

         RE:      REGISTRATION STATEMENT ON FORM SB-2

Gentlemen:

         We have acted as counsel to Capital Media Group Limited, a Nevada corporation (the "Company"), with respect to the registration statement on Form SB-2 (the "Registration Statement") which is being filed with the Securities and Exchange Commission for the purpose of registering for sale by certain persons named therein under the Securities Act of 1933, as amended (the "Securities Act"), up to 3,647,599 shares of the common stock of the Company, $.001 par value (the "Common Stock"), including 2,209,600 shares which have been reserved for issuance upon the exercise of certain common stock purchase warrants.

         Based on our review of the Articles of Incorporation of the Company, as amended, the ByLaws of the Company, as amended, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Common Stock is, or when issued against payment therefor in accordance with the terms of the applicable common stock purchase warrants, will be, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                              Very truly yours,

                                              AKERMAN, SENTERFITT & EIDSON, P.A.